Exhibit 12.1

11 S. Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

September 26, 2024

Old Glory Holding Company
3401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Re: Old Glory Holding Company Offering Statement on Form 1-A

Ladies and Gentlemen:

You have requested our opinion in connection with the Offering Statement on Form 1-A (the “Offering Statement”) to be filed by Old Glory Holding Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about September 26, 2024 pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement contemplates the offering (the “Offering”) of up to 5,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock,” and such offered shares of Class B Common Stock, the “Shares”). This opinion is being furnished in connection with the requirements of Part III, Item 17, paragraph 12 of the Form 1-A instructions.

In rendering the opinions set forth below, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of the opinions expressed herein, including:

(a)	a copy of the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 9, 2021 (the “Certificate of Incorporation”);

(b)	a copy of the Bylaws of the Company, adopted effective November 9, 2021;

(c)	a copy of the certificate of good standing dated September 26, 2024, issued by the Secretary of State of the State of Delaware in respect of the Company;

(d)	resolutions of the Board of Directors of the Company dated September 9, 2024 relating to the Offering and the transactions contemplated thereby, including resolutions of the directors approving, among other things, the Offering, the reservation for issuance and the issuance of the Shares pursuant thereto, and also the form of subscription agreement to be entered into between the Company and purchasers of the Shares;

(e)	a copy of the Stock Restriction Agreement dated November 9, 2021, as amended, between the Company and the stockholders of the Company named therein;

Old Glory Holding Company

September 26, 2024

(f)	a copy of a Written Consent of Stockholders of the Company dated September 18, 2024, approving the exemption of the Shares from the operation of the preemptive rights provisions under Article V, Section 4 of the Certificate of Incorporation;

(g)	a copy of a Written Agreement of Stockholders of the Company dated September 18, 2024, approving an amendment to the Stock Restriction Agreement to exclude holders (and successors) of the Shares from being bound by the terms of the Stock Restriction Agreement; and

(h)	such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.

As to certain matters of fact, we have relied on a certificate of an officer of the Company dated September 26, 2024 (the “Officer’s Certificate”).

In such examination, we have assumed the genuineness and authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, and the authenticity of the original of each such latter document. In connection with our examination, we have assumed the genuineness and authenticity of all signatures on original documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), that any such signed electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party’s handwritten signature, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, and the accuracy and completeness of all documents and records reviewed by us. In addition, we have assumed, in rendering the opinions set forth below, that any stock certificate evidencing any Shares offered and sold pursuant the Offering Statement, when issued by the Company, will have been duly executed on behalf of the Company and will have been countersigned by the Company’s transfer agent and registered by the Company’s registrar prior to its issuance. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Company including, without limitation, the Officer’s Certificate.

This opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares to be offered and sold pursuant to the Offering Statement have been duly authorized and, when the Offering Statement has been qualified under the Securities Act and the Shares have been issued in the manner described in the Offering Statement, the Shares will be validly issued, fully paid, and non-assessable.

Old Glory Holding Company

September 26, 2024

We express no opinion herein other than as expressly stated above. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise the Company or any other party of any subsequent changes to the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement. However, in giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP